Exhibit 21.1

Subsidiaries of APX Group, Inc.

Name	Jurisdiction of Incorporation / Organization
313 Aviation, LLC	Utah
Smart Home Pros, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
IPR LLC	Delaware
Farmington IP LLC	Delaware
Smartrove Inc.	Delaware
Space Monkey, LLC	Delaware
Vivint Firewild, LLC	Delaware
Vivint Funding US LLC	Delaware
Vivint Funding Holdings LLC	Delaware
Vivint Group, Inc.	Delaware
Vivint Servicing, LLC	Delaware
Vivint Solar Licensing, LLC	Delaware
Vivint Wireless, Inc.	Delaware
Vivint Louisiana LLC	Louisiana
Vivint Australia Pty Ltd.	Australia
Vivint Canada, Inc.	Canada
Vivint New Zealand Ltd.	New Zealand
Vivint Canada Servicing, LP	Ontario
Vivint Funding Canada LP	Ontario
Vivint Puerto Rico, LLC	Puerto Rico